EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (this “Agreement”), dated as of March 13, 2018 is made by and between USA Truck, Inc., a Delaware corporation (as hereinafter defined, the “Company”), and George Henry IV, Senior Vice President, Logistics of the Company (as hereinafter defined, the “Executive”).

WHEREAS, the Company and the Executive have entered into that Employment Letter Agreement by and between the Company and the Executive dated March 13, 2018 (the "Employment Letter Agreement"); and

WHEREAS, the Company and the Executive desire to set forth the circumstances under which the Executive may receive payments under this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.Defined Terms.

below:

For purposes of this Agreement, the following terms shall have the meanings indicated

(A) “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

(B) “Cause” for termination by the Company of the Executive's employment shall mean (i) failure by the Executive to perform the essential functions of the Executive’s position with the Company, other than any failure resulting from the Executive's incapacity due to physical or mental disability; (ii) failure to comply with any lawful directive by the Board; (iii) a material violation by the Executive of the corporate governance guidelines, code of ethics, insider trading policy, governance policy, or other policy of the Company; (iv) a breach of any fiduciary duty to Company; (v) misconduct in the course and scope of employment by the Executive that is injurious to the Company, from a monetary or reputational standpoint; (vi) any attempt to willfully obtain any personal profit from any transaction which is adverse to the interests of the Company or any of its subsidiaries and in which the Company or any of its subsidiaries has an interest or any other act of fraud or embezzlement against the Company, any of its subsidiaries or any of its customers or suppliers; (vii) a breach by the Executive of any of the covenants contained in Sections 14, 15, and 16 of this Agreement; (viii) the repeated use of alcohol by the Executive that interferes with the Executive's duties, the use of illegal drugs by the Executive, or a violation by the Executive of the drug and/or alcohol policies of the Company; (ix) violation of any applicable law, rule or regulation, including without limitation the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule, or regulation; or (x) the conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude. With respect to subsections (i), (ii) and (iii) above, the Executive shall be notified in writing (including via email) of any alleged failure, breach or violation, such notice shall specify in reasonable detail the facts and circumstances claimed to constitute Cause under subsections (i), (ii) or (iii) as applicable and the Executive shall be given at least fifteen (15) calendar days to remedy or cure any failure, breach or violation. For purposes of this definition following a Change in Control, the Board’s determination of “Cause” must be made in good faith.
(C) A “Change in Control” shall mean the occurrence of any of the following occurring after the date of this Agreement:

(i) Any “Person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Company and any employee benefit plan sponsored or maintained by the Company (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than indirectly as a result of the Company’s redemption of its own securities); or

(ii) The consummation of any merger or other business combination of the Company, a sale of more than 50% of the Company’s assets, the liquidation or dissolution of the Company or any combination of one or more of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which either (x) the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own more than 50% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be ((A), (B), (C) or (D), as applicable, the “Surviving Entity”) or (y) the Incumbent Directors, as defined below, shall continue to serve as a majority of the board of directors of the Surviving Entity without an agreement or understanding that such Incumbent Directors will later surrender such majority; or

(iii) Within any twenty-four (24)-month period, the individuals who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, including any Surviving Entity. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a Person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a Person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).

time.
(D)
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to

(E) “Company” shall mean USA Truck, Inc. and any successor to its business or assets, by operation of law or otherwise.

(F) “Constructive Termination” shall mean the occurrence of any of the following, without the Executive’s express written consent, at any time within twelve (12) months following a Change in Control:

(i) material diminution in the overall scope of the Executive’s duties, authorities and responsibilities from those held by the Executive immediately prior to the time of a Change in Control;

(ii) geographic relocation of the Executive’s assigned principal business location to a location greater than forty (40) miles from the place of the Executive’s principal business location immediately prior to the time of a Change in Control; or

(iii) diminution by ten percent (10%) or more of the Executive’s annual base salary or target bonus in effect immediately prior to the time of a Change in Control.

hereof.
(G)
“Date of Termination” shall have the meaning stated in Paragraph (B) of Section 5

(H) “Disability” shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

(I) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(J) “Incumbent Directors” shall mean directors who were directors of the Company as of the date hereof or who are appointed, elected or nominated to the Board in accordance with the following sentence. It is understood that any individual becoming a member of the Board subsequent to the date hereof whose appointment was approved by a vote of at least a two-thirds majority of the Continuing Directors remaining in office at the time of appointment or whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a two-thirds majority of the Continuing Directors remaining in office at the time of election or nomination shall be considered, for purposes of this Agreement, as though such individual were a Continuing Director on the date hereof.

(K) “Notice of Termination” shall have the meaning stated in Paragraph (A) of Section 5 hereof.

(L) “Payment Trigger” shall mean any of the following that occurs during the term of this Agreement:

(i) termination of the Executive’s employment by the Company without Cause, at any time other than within twelve (12) months following a Change in Control, and other than as a result of the Executive’s Disability; or

(ii) Constructive Termination of the Executive while the Executive remains employed by the Company or its successor, or termination of the Executive’s employment by the Company without Cause within twelve (12) months following a Change in Control occurring during the term of this Agreement.

For the avoidance of doubt, a termination of the Executive by the Company for Disability shall not be deemed a termination of the Executive without Cause.

(M) “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, as modified and used in Sections 13(d) and 14(d) thereof; except that, a Person shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities.

2.Term of Agreement.

This Agreement shall be effective as of the date set forth in the first paragraph of this Agreement and shall continue in effect until the Date of Termination or the death of the Executive; provided, that all covenants (including, without limitation, the covenants of the Executive contained in Sections 14, 15, and 16 of this Agreement and the covenants of the Company following a Payment Trigger) shall survive in accordance with their terms.

3.General Provisions.

(A) The Company hereby represents and warrants to the Executive that the execution and delivery of this Agreement and the performance by the Company of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement is a legal, valid and legally binding obligation of the Company enforceable in accordance with its terms.

(B) No amount or benefit shall be payable under this Agreement unless there shall have occurred a Payment Trigger during the term of this Agreement.

(C) This Agreement and the Employment Letter Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company. Notwithstanding the immediately preceding sentence or any other provision of this Agreement, any purported termination of the Executive’s employment that is not effected in accordance with a Notice of Termination satisfying Paragraph (A) of Section 5 shall not be effective for purposes of this Agreement. The Executive’s continued employment for any period of time after a Payment Trigger, up to the maximum time specified in Paragraph (B) of Section 5, shall not constitute a waiver of the Executive’s rights with respect to any payment obligations of the Company under this Agreement. The waiver by the Executive of any particular event meeting the definition of or constituting a Constructive Termination shall not operate as a waiver by the Executive of any benefits or rights under this Agreement should any subsequent event or circumstance occur that constitutes a Constructive Termination under this Agreement.

4.Payments Due Upon a Payment Trigger.

(A) The Company shall pay to the Executive the payments described in this Section 4 upon the occurrence of a Payment Trigger during the term of this Agreement.

(B) (i) Upon the occurrence of a Payment Trigger during the term of this Agreement arising by reason of the circumstances described in subparagraph (i) of Paragraph (L) of Section 1:

a.the Company shall pay the Executive monthly payments, in cash, equal to one-twelfth (1/12) of the Executive's annual base salary in effect immediately prior to the Date of Termination, on or as near as practicable to the same date in each month as monthly installments (each of which shall be considered a separate "payment" for purposes of Code Section 409A, as defined in Section 23) of the annual base salary were made to the Executive prior to the Date of Termination, for a period of six (6) months following the Date of Termination or such lesser number of months Executive is employed by the Company (pro-rated for partial months);

b.the Company shall pay to the Executive a lump sum amount, in cash, if and to the extent earned, under any short term cash incentive compensation plan for the fiscal year in which the Date of Termination occurs, which plan has been adopted by the Executive Compensation Committee of the Board prior to the Date of Termination, pro- rated for the number of days Executive was employed by the Company in the applicable fiscal year through the Date of Termination, and payable at the time and on the same basis as paid to recipients still employed by the Company; and

c.the Company shall pay the Executive any other amounts (other than any payment of short term cash incentive compensation described in Section 4(B)(i)(b) above or Section 4(C) below) that may be due to the Executive under any employee welfare, benefit, vacation, equity, or long term incentive plan then in effect to the extent the Executive is an eligible participant, subject to and upon the terms and conditions set forth in any such plan.

i.Upon the occurrence of a Payment Trigger during the term of this Agreement arising by reason of the circumstances described in subparagraph (ii) of Paragraph (L) of Section 1:

(a) the Company shall pay the Executive a lump sum payment, in cash, equal to the sum of one hundred fifty percent (150%) of the Executive's annual base salary in effect immediately prior to the Date of Termination, provided that if the Change in

Control does not constitute a change in control event as defined in Code Section 409A, then the portion of the lump sum payment, if any, that is considered deferred compensation subject to Code Section 409A shall be paid in installments as described in Section 4(B)(i)(a);

(b) to the extent the Executive has established full time residency in the Ft. Smith/Van Buren, Arkansas area for Executive and his family, the Company shall pay to the Executive a lump sum payment, in cash, equal to the amount set forth on the signature page to this Agreement (if any) and identified as relocation services benefit, to defray the Executive's costs of relocation services;

(c) the Company shall pay to the Executive a lump sum amount, in cash, equal to one hundred fifty percent (150%) of the target amount of any short term incentive cash compensation plan for the fiscal year in which the Date of Termination occurs, which plan has been adopted by the Executive Compensation Committee of the Board prior to the Date of Termination, that would have been paid to the Executive for the fiscal year in which the Date of Termination occurs, assuming all performance and other vesting criteria were satisfied for such year; provided, that if no short term cash incentive cash compensation plan has been adopted for the fiscal year in which the Date of Termination occurs, such target amount will be equal to the Executive’s target amount under the short term incentive cash compensation plan adopted by the Executive Compensation Committee of the Board for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs;

(d) the Company shall reimburse, on an after-tax basis, any premiums paid by the Executive pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), during a period of eighteen (18) months following the Date of Termination; and

(e) the Company shall pay the Executive any other amounts (other than any payment of short term cash incentive compensation described in Section 4(B)(ii)(c) or Section 4(C)) that may be due the Executive under any employee welfare, benefit, vacation, equity, or long term incentive plan then in effect to the extent the Executive is an eligible participant, subject to and upon the terms and conditions set forth in any such plan.

(C) Notwithstanding any provision of any incentive compensation plan adopted by the Executive Compensation Committee of the Board prior to the Date of Termination, and in addition to any payments under Paragraph (B) hereof, the Company shall pay to the Executive a lump sum amount, in cash, equal to the amount of any cash incentive compensation that has been awarded to and earned by the Executive under any cash incentive compensation plan adopted by the Executive Compensation Committee of the Board for a completed fiscal year preceding the occurrence of the Date of Termination but that has not yet been paid to the Executive.

(D) The payments provided for in subparagraph (ii)(a) of Paragraph (B) and, if applicable and due upon the occurrence of a Payment Trigger during the term of this Agreement by reason of the circumstances described in subparagraph (ii) of Paragraph (L) of Section 1, Paragraph (C) of this Section 4 shall be made within a reasonable time following the expiration of the applicable waiting periods following execution and delivery of the General Release (as hereinafter defined).

(E) As a condition to the receipt of the severance and other payment benefits described in this Agreement, the Executive shall execute and comply with the terms of a general release of all claims (the “General Release”) against the Company, its affiliates and representatives, in the form attached hereto as Exhibit A, as updated by the Company for any change in laws. The General Release must be signed, and the period provided therein for revocation must have expired, not later than sixty days from the Date of Termination. Notwithstanding anything to the contrary contained herein, no severance benefits or other payments required under this Agreement shall be paid until the General Release is signed and the revocation period has expired, and any amounts that would otherwise have been paid prior to such date shall be paid within a reasonable time after such date, without interest. Notwithstanding the foregoing, if the sixty-day period after the Date of Termination ends in the calendar year following the year that includes the Date of Termination, no such amount that is subject to Code Section 409A shall be paid sooner than the first day of the year following the year that includes the Date of Termination, regardless of when the General Release is signed.

1.Termination Procedures.

(A) During the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by a Notice of Termination from one party hereto to the other party hereto in accordance with this Section 5(A). For purposes of this Agreement, a “Notice of Termination” shall mean, (i) in the case of a termination of the Executive’s employment by the Company without Cause, a written notice of termination, (ii) in the case of a termination of the Executive’s employment by the Company for Cause, a written notice of termination, which will indicate the conduct set forth in the definition of Cause in Paragraph (B) of Section 1 that the Executive was found to have violated, and (iii) in the case of the Executive terminating his or her employment with the Company, a written or verbal notice of termination; provided, that a Notice of Termination by the Executive in the case of a Constructive Termination shall specify in reasonable detail the event or circumstance constituting the Constructive Termination under Paragraph (F) of Section 1 of this Agreement, and such notice of Constructive Termination must be provided by the Executive to the Company within sixty (60) days of the initial existence of the condition giving rise to the Constructive Termination. Notwithstanding anything to the contrary contained herein, if the Executive engages in conduct that is reasonably believed to be imminently harmful to the Company, the Company may terminate the Executive’s employment by giving the Executive a verbal Notice of Termination, which may be effective immediately, and which shall be effective for purposes of this Agreement.

(B) "For purposes of this Agreement, a "Notice of Termination" shall mean a written or verbal notice of termination in accordance with Paragraph (A) of Section 5. In the case of a Notice of Termination for Cause, the Notice of Termination will indicate the conduct set forth in the definition of Cause in Paragraph (B) of Section 1 that the Executive was found to have violated."

(C) “Date of Termination” with respect to any purported termination of the Executive’s employment during the term of this Agreement (other than by reason of death) shall mean:

(i) if the Executive’s employment is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during that thirty (30) day period);

(ii) if the Executive's employment is terminated by the Company for any other reason except in the case of a termination for Cause, the date specified in the Notice of Termination;

(iii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination; and

(iv) in the case of termination by the Executive (including a Constructive Termination following a Change in Control), thirty (30) days after the date such Notice of Termination is given; provided, in the case of a Constructive Termination, the Notice of Termination contemplated by Paragraph (A) of this Section 5 shall be deemed cancelled, void and of no further force and effect, and no payment obligation of the Company shall arise therefrom, if the Company rescinds or otherwise eliminates or reverses the action or event that would otherwise constitute grounds for Constructive Termination, and so notifies the Executive in writing within thirty (30) days of its receipt of the notice of Constructive Termination. The rescission, elimination or reversal of any such action or event constituting a Constructive Termination shall not operate to release or discharge the Company from any other liability or obligation under this Agreement, including any liability or obligation arising from any subsequent action or event that constitutes a Constructive Termination.

2.No Mitigation; No Setoff.

The Executive shall not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Executive in connection with this Agreement by seeking other employment or otherwise. The benefits to be provided to the Executive in connection with this Agreement may not be reduced, setoff or subject to recovery by the Company by any benefits the Executive may receive from other employment, from retirement benefits or otherwise. Further, the amount of any payment or benefit provided for in this Agreement shall not be setoff against any amount claimed to be owed by the Executive to the Company, or otherwise, except for a violation of Section 14, 15, or 16.

3.Disputes

(A) If a dispute or controversy arises out of or in connection with this Agreement, the parties shall first attempt in good faith to settle the dispute or controversy by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration or litigation. Thereafter, any remaining unresolved dispute or controversy arising out of or in connection with this Agreement may be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in a city located within Crawford County, Arkansas. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Executive shall, however, be entitled to seek specific performance of the Company’s obligations hereunder during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall be entitled, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach of, or to otherwise seek specific performance of the Executive's obligations under, any of the covenants contained in Section 14, 15, or 16 of this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement, and the Company shall not be obligated to post bond or other security in seeking such relief.

(B) Any legal action concerning this Agreement, other than a mediation or an arbitration described in Paragraph (A) of this Section 7, whether instituted by the Company or the Executive, shall be brought and resolved only in a state or federal court of competent jurisdiction located in Crawford County, Arkansas or the Fort Smith Division of the Western District of Arkansas. The parties hereby irrevocably consent and submit to and shall take any action necessary to subject themselves to the personal jurisdiction of any such court and hereby irrevocably agree that all claims in respect of the action shall be instituted, heard, and determined in such court. The parties agree that such court is a convenient forum, and hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of the action. Any final judgment in the action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(C) The Company shall pay all costs and expenses, including attorneys’ fees and disbursements, of the Company and the Executive in connection with any legal proceeding

(including arbitration), whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, that is resolved in favor of the Executive pursuant to a final, unappealable judgment. The Executive shall pay all costs and expenses, including attorneys’ fees and disbursements, of the Company and the Executive in connection with any legal proceeding (including arbitration), whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, that is resolved in favor of the Company pursuant to a final, unappealable judgment. The non-prevailing party, as set forth above, shall pay prejudgment interest on any money judgment obtained by the prevailing party as a result of such proceeding, calculated at the rate provided in Section 1274(b)(2)(B) of the Code.

4.Successors; Binding Agreement.

(A) In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise, and whether or not such a transaction constitutes a Change in Control) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain the assumption and agreement prior to the effectiveness of any succession shall be a breach of this Agreement for which the Executive shall have any and all of the remedies available to him under this Agreement. The provisions of this Section 8 shall continue to apply to each subsequent employer of the Executive bound by this Agreement in the event of any merger, consolidation, or transfer of all or substantially all of the business or assets of that subsequent employer, whether or not that transaction constitutes a Change in Control.

(B) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive shall die while any amount would be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, the amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of the Executive’s estate.

5.Effect on Prior Agreements.

This Agreement contains the complete, final, and exclusive embodiment of the agreement and understanding among the parties hereto regarding severance, change in control, or similar payments to the Executive and supersedes in all respects any prior or other agreement or understanding, written or oral, among the parties with respect to the subject matter of this Agreement, including, but not limited to, Change in Control Severance Agreements, the Employment Letter Agreement, employment agreements or company policies, or other agreements or arrangements with respect to severance, change in control, or similar payments.

6.Exclusive Remedy.

In the event of a Payment Trigger, the provisions of Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive or the Company may otherwise be entitled (including any contrary provisions in any written or oral employment agreement or arrangement the Executive may have with the Company), whether at law, tort or contract, in equity, or under this Agreement. The Executive shall not be entitled to any severance or Change in Control benefits or rights upon a Payment Trigger other than those benefits expressly set forth in Section 4.

7.Notices.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company: USA Truck, Inc.
3201 Industrial Park Road Van Buren, Arkansas 72956
Attention: Chairman of the Board

To the Executive: Mr. George Henry IV 12231 Churchill Downs Elm Springs, AR 72762

8.Miscellaneous.

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an officer of the Company specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections.

9.Governing Law.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal, substantive laws of the State of Delaware, without giving effect to the law or principles of conflict of laws of any jurisdiction.

10.Obligation Not to Solicit and Compete.

The Executive hereby agrees that during his employment with the Company and for a period of six (6) months thereafter or, in the event of a Change in Control, eighteen (18) months thereafter (the applicable period being referred to herein as the "Restricted Period"), the Executive will not, directly or indirectly, in any manner (i) attempt to induce or assist others to attempt to induce any officer, employee, driver, independent contractor, customer, or vendor of the Company or its affiliates to terminate its association with or reduce or terminate business with the Company or its affiliates, nor do anything directly or indirectly to interfere with the relationship between the Company or its affiliates and any such persons or concerns, unless part of a management directive, or (ii) engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend his name or any similar name to, lend his credit or render services or advice to, any Competitive Business (as hereinafter defined) anywhere in North America; provided, in order to bind the Executive to the provisions of Section 14(ii) when there is no Payment Trigger, the Company must make monthly payments, in cash, equal to one-twelfth (1/12) of the Executive’s annual base salary in effect immediately prior to the Date of Termination, on or as near as practicable to the same date in each month as monthly installments of the annual base salary were made to the Executive prior to the Date of Termination, for such portion of the Restricted Period as the Company determines (the "Non-Compete Payments"), which benefits will commence when the General Release is signed and the revocation period has expired. The Company will give the Executive notice within ten (10) days following the Date of Termination if it elects to not make the Non-Compete Payments and, once Non- Compete Payments commence, the Company will give the Executive thirty (30) days' written notice before discontinuing the Non-Compete Payments. The provisions of Section 14(i)will automatically apply to the Executive regardless of whether there is a Payment Trigger and the provisions of Section 14(ii) will automatically apply to the Executive if there is a Payment Trigger; the Executive acknowledging that he has received sufficient consideration for such covenants. For purposes of this Agreement, Competitive Business will mean the interstate or intrastate transportation of freight by truck (motor carrier), interstate or intrastate transportation freight through the use of a combination of rail and truck (intermodal), arranging for the interstate or intrastate transportation of freight by truck or a combination of rail and truck (brokerage), any business conducted by the Company or the Company's affiliates during Executive's employment, and any business where plans were developed during the Executive's employment to engage in such business. Nothing herein will be deemed to prevent the Executive from acquiring through market purchases and owning, solely as an investment, less than two percent (2%) in the aggregate of the equity securities of any issuer whose shares are registered under Section 12(b) or Section 12(g) of the Exchange Act, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as the Executive is not directly or indirectly a member of any "control group" (within the meaning of the rules and regulations of the SEC).

11.Confidentiality.

The Executive acknowledges that during his employment with the Company, he may acquire confidential proprietary information of the Company or its affiliates ("Confidential Information") that is, and remains, the sole property of the Company. Such Confidential Information is a valuable asset of the Company and substantially contributes to the effective and successful conduct of the Company's business. Confidential Information is intended to remain secret and misappropriation by any means is strictly prohibited. The Executive agrees to comply with the policies and procedures of the Company for protecting Confidential Information and agrees not to disclose to any person or use any Confidential Information obtained by the Executive incident to the Executive's employment or other association with the Company or its affiliates, other than as required for the proper performance of the Executive's duties and responsibilities to the Company or as required by applicable law after notice to the Company and a reasonable opportunity for it to protect Confidential Information. This restriction will continue to apply after the Executive's employment terminates, regardless of the reason for such termination, for so long as such Confidential Information remains confidential or, if sooner, until the expiration of the Restricted Period following the date the Executive's employment with the Company terminates. The obligations of confidentiality imposed by this Section 15 will not apply to Confidential Information that becomes generally known to the public hereafter through no act of the Executive's in breach of this Agreement and no act of any other person in breach of an obligation of confidentiality to the Company. Notwithstanding anything to the contrary herein, the Executive acknowledges that the requirements for confidentiality as set forth in the Company handbook continue to apply to the Executive while the Executive is receiving compensation and benefits under this Agreement and during the Restricted Period.

The Executive also acknowledges that the requirements for confidentiality set forth in the Company handbook continue to apply to the Executive for the term provided therein. Notwithstanding anything to the contrary herein or set forth in the Company handbook, nothing herein or therein will (i) limit Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) limit Executive’s right to receive an award for information provided to any Government Agencies.

12.Non-disparagement.

The Executive agrees that he will not make to any person or entity any false, disparaging, or derogatory comments about the Company or its affiliates, or their business affairs, directors, officers, employees, drivers, independent contractors, customers, or vendors.

13.Remedies

Upon breach of any of the covenants contained in Section 14, 15, or 16 of this Agreement,
(a) the Company can and may take any and all actions available at law and in equity, including obtaining a restraining order or injunctive relief, (b) all compensation and benefits described in this Agreement will immediately cease, (c) the Executive will remain obligated to comply with the covenants in this Agreement, and (d) the periods set forth above in Sections 14 and 15 will be tolled during any period in which the Executive is in violation of such Section(s) so that the Company is provided with the full benefit of the Restricted Period.

14.Withholding.

All payments provided for hereunder will be subject to required withholding of federal, state and local income, excise, and employment-related taxes. If any such excise taxes would otherwise be imposed, the Company shall determine in good faith whether the Executive will either receive all of the benefits to which he is entitled under this Agreement, subject to the excise tax, or have his benefits under this Agreement reduced to a level at which the excise tax will not apply, depending upon which approach will provide the Executive with the greater net after-tax benefit.

15.Severability.

If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.Payment; Assignment.

Benefits payable under this Agreement will be paid only from the general assets of the Company. No person has any right to or interest in any specific assets of the Company by reason of this Agreement or the Employment Letter Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due. Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subject to any charge.

18.Further Assurances.

The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

19.Code Section 409A.

It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted, and if necessary modified or reformed (including any modification or reformation regarding the timing and amount of any payment) to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that the Company determines may be considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like term, and the timing thereof, shall mean such a separation from service. Notwithstanding any other provision of this Agreement, in the event the Executive is a “specified employee” as defined in Code Section 409A on the date the Executive incurs a separation from service, as so defined, to the extent required by Code Section 409A, payments and benefits hereunder to which Code Section 409A would apply may not commence to the Executive until the earlier of the first day of the seventh month following the month that includes the Executive’s separation from service (as defined in Code Section 409A) or the date of the Executive’s death and any delayed payments and benefits shall be paid and provided in the aggregate, without interest, no later than ten (10) days following such date. For purposes of Code Section 409A, the Executive's right to receive the payments and benefits hereunder shall be treated as a right to receive a series of separate and distinct payments and benefits. Whenever a payment or benefit hereunder specifies a payment or benefit period with reference to a number of days, the actual date of payment or benefit within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Plan, to the extent such payment is subject to Code Section 409A. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy an exemption from, or the conditions of, Code Section 409A. Any terms of this Agreement that are undefined or ambiguous shall be interpreted by the Company in its discretion in a manner that complies with Code Section 409A to the extent necessary to comply therewith. If for any reason any provision of this Agreement does not accurately reflect its intended establishment of an exemption from or compliance with Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from or compliance with Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

USA TRUCK, INC.

By: /s/ Cheryl Stone

Name:  Cheryl Stone

Title: VP, Human Resources

George Henry IV

Signature /s/ George Henry IV

$0
Amount of Relocation Services Benefit

Exhibit A General Release
In exchange for the payments and benefits described in the agreement to which this release is attached (the “Agreement”), Executive, on his own behalf and on behalf of his heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its Affiliates and their successors and assigns, parents, subsidiaries and affiliates, past and present, as well as their trustees, directors, officers, agents, attorneys, insurers, stockholders and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, wages, vacation pay, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his employment or other relationships with the Company or its Affiliates, or his separation from any such employment or other relationships (collectively, “Released Claims”), including specifically, but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, or any other employment related federal, state or local law, regulation or ordinance; provided, however, that the foregoing release will not include or affect (and the following are expressly excluded from any Released Claims): (i) Executive’s rights under the Agreement; (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits, (iii) Executive’s regular and usual salary accrued prior to the Separation Date, accrued but unused vacation through the Separation Date, COBRA continuation coverage and life insurance conversion rights, if any, and (iv) Executive’s rights to provide information, assist or participate in any investigation, proceedings, or litigation concerning any administrative claim with any government agency under any applicable law that protects such rights, or to file such a claim. This General Release does not (i) limit Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) limit Executive’s right to receive an award for information provided to any Government Agencies.

Executive acknowledges that the non-disparagement and confidentiality provisions contained in the Agreement infringe on Executive’s rights described in this release, and Executive agrees that he is aware of and has consented to such infringement. Furthermore, notwithstanding the foregoing release, Executive will continue to be entitled to all of his respective statutory rights to indemnification, including, without limitation, indemnification pursuant to the Company’s organizational documents, insurance policies or under applicable law to the same extent Executive would have had the right to be indemnified absent this release.

Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of the Agreement. Executive acknowledges that the consideration given for the Agreement is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing that:

d.He should consult with an attorney prior to executing the Agreement;

e.He has at least twenty-one (21) days within which to consider the Agreement, but if he wishes to sign the Agreement earlier, he may do so by signing the Acknowledgment and Waiver of the 21-day consideration period in the form attached as Exhibit B to the Agreement;

Agreement;
f.
He has seven (7) days following his execution of the Agreement to revoke the

g.This Agreement will not be effective until the eighth day after Executive executes and does not revoke the Agreement (the “Effective Date”); and

h.Nothing in the Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. Any revocation must be in writing and hand delivered to the Company by close of business on or before the seventh day from the date that Executive signs the Agreement. In the event that Executive exercises his right of revocation, neither Executive nor any member of the Company or its Affiliates will have any further rights or obligations under the Agreement.

Executive represents and warrants that he has no present knowledge of any injury, illness or disease to him that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

Terms used herein and not otherwise defined will have the meanings set forth in the Agreement to which this Release was attached.

[Signature page follows]

Intending to be legally bound, I have signed this General Release as of the date written below.

Signature:_____________________________
 George Henry IV

 Date Signed: _________________